WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION

                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                  TELEPHONE 650-493-9300 FACSIMILE 650-493-6811


                                 August 23, 2000

         PMC-Sierra, Inc.
         900 East Hamilton Avenue, Suite 250
         Campbell, California 95008

                   Re: Post Effective Amendment No. 1 to the Registration Statement on Form S-8

         Ladies and Gentlemen:

                  We have  examined the Post  Effective  Amendment  No. 1 to the
         Registration Statement on Form S-8 to be filed by PMC-Sierra, Inc. ("PMC") with the Securities and Exchange Commission on or about August 18, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 670,385 shares (the "Shares") of PMC common stock to be issued under PMC's assumed Malleable Technologies, Inc. 1998 Stock Incentive Plan ("Malleable Plan").

                  It is our opinion that, when shares of PMC are issued and sold pursuant to options granted in the manner described in the Malleable Plan, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and non-assessable.

                  We consent to the use of this opinion as an exhibit to the Post Effective Amendment No. 1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Post Effective Amendment No. 1 to the Registration Statement.

                                             Very truly yours,

                                             WILSON SONSINI GOODRICH & ROSATI
                                             Professional Corporation

                                             /s/Wilson Sonsini Goodrich & Rosati